                                                                     EXHIBIT 5.1





January __, 2000

Alamosa PCS Holdings, Inc.
Alamosa PCS, Inc.
Alamosa Wisconsin GP, LLC
Alamosa Wisconsin Limited Partnership
Alamosa Delaware GP, LLC
Texas Telecommunications, LLP
4403 Brownfield Highway
Lubbock, Texas 79407

     Re: Registration Statement on Form S-1; File No. 333-93499; $_____________ aggregate principal amount of ___________% Senior Discount Notes due 2010 and the guarantees thereof

Ladies and Gentlemen:

     We have acted as special counsel for Alamosa PCS Holdings, Inc., a Delaware corporation (the "Company"), and Alamosa PCS, Inc., a Delaware corporation, Alamosa Wisconsin GP, LLC, a Wisconsin limited liability company, Alamosa Wisconsin Limited Partnership, a Wisconsin limited partnership, Alamosa Delaware GP, LLC, a Delaware limited liability company, and Texas Telecommunications, LP, a Texas limited partnership (collectively, the "Guarantors"), in connection with the proposed issuance by the Company of $___________ aggregate principal amount of ___________% Senior Discount Notes due 2010 (the "Notes") and the guarantees thereof by the Guarantors (the "Guarantees"). The terms of the offering are described in the Registration Statement on Form S-1 (the "Registration Statement") filed with the Securities and Exchange Commission for the registration of the Notes and the Guarantees under the Securities Act of 1933, as amended (the "Act"). The Notes will be issued pursuant to an indenture (the "Indenture") dated as of January __, 2000, among the Company, the Guarantors and Norwest Bank Minnesota, N.A., as trustee (the "Trustee").

     In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company and the Guarantors in connection with the authorization and issuance of the Notes and the Guarantees and, for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquiries, including an examination of

Alamosa PCS Holdings, Inc.
January __, 2000
Page 2

     originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

          In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

          The opinions expressed herein are specifically limited to the laws of the State of Texas, the General Corporation Law of the State of Delaware, and the federal securities laws of the United States of America. Furthermore, to the extent that the opinions expressed above necessarily involve consideration of the laws of the State of New York, we have assumed, with your consent, that the laws of the State of New York are identical in all respects to the laws of the State of Texas, other than as to usury (as to which we express no opinion). We express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state. In rendering our opinion in paragraph 1 above, we have assumed that the choice of New York law in the Agreements is valid and would be upheld by any court of competent jurisdiction.

          Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

          1. When executed and delivered by or on behalf of the Company and the Guarantors and authenticated by the Trustee in accordance with the terms of the Indenture, the Notes and the Guarantees will constitute valid and binding obligations of the Company and the Guarantors, enforceable against the Company and the Guarantors in accordance with their terms.

                   Specific Limitations and Qualifications on
          Opinions Regarding Enforceability of the Notes and Guarantees

          The enforceability of the Notes and the Guarantees are subject to (1) the effects of (a) applicable bankruptcy, insolvency, reorganization, moratorium, rearrangement, liquidation, conservatorship or similar laws of general application now or hereafter in effect relating to or affecting the rights or remedies of creditors generally, (b) general equity principles (regardless of whether enforcement is sought in a proceeding in equity or law), and (c) statutory provisions of the federal Bankruptcy Code and the Uniform Fraudulent Conveyance Act as adopted by the State of Texas (and related court decisions) pertaining to the voidability of preferential or fraudulent transfers, conveyances and obligations, (2) the rights of the United States under the Federal Tax Lien Act of 1966, as amended, and (3) the application of a standard of "good faith" such as that defined in
     Section 1.203 of the Uniform Commercial Code as adopted in the State of Texas (the "Code"); provided, however, that

Alamosa PCS Holdings, Inc.
January __, 2000
Page 3


     we note that any limitations referred to in clauses (1)(b), and (3) imposed by such laws on the enforceability of the Notes and the Guarantees will not prevent the holders thereof from the ultimate realization of the practical benefits of such instruments, except for the economic consequences of any judicial, administrative or other procedural delay that may result from such laws.

          We express no opinion as to the enforceability of any provisions of the Notes or the Guarantees to the extent that such provisions: (1) state that any party's failure or delay in exercising rights, powers, privileges or remedies under the Notes or the Guarantees, as the case may be, shall not operate as a waiver thereof; (2) purport to preclude the amendment, waiver, release or discharge of obligations except by an instrument in writing; (3) purport to indemnify any person for (a) such person's violations of federal or state securities laws or environmental laws, or
     (b) any obligation to the extent such obligation arises from or is a result of such person's own negligence; (4) purport to establish or satisfy certain factual standards or conditions; (5) purport to sever unenforceable provisions from the Notes or the Guarantees, to the extent that the enforcement of remaining provisions would frustrate the fundamental intent of the parties to such instruments; (6) restrict access to legal or equitable remedies; or (7) purport to waive any claim arising out of, or in any way related to, the Notes or the Guarantees. We advise you that the inclusion of such provisions in the Notes or the Guarantees does not render void or invalidate the obligations and liabilities of the Company under other provisions of such instruments.

          We express no opinion as to: (1) whether a court would grant specific performance or any other equitable remedy with respect to enforcement of any provision contained in the Notes or the Guarantees; or (2) the enforceability of any provision contained in the Indenture relating to the appointment of a receiver, to the extent that appointment of a receiver is governed by applicable statutory requirements, and to the extent that such provision may not be in compliance with such requirements.

          We express no opinion as to the enforceability of those provisions of the Guarantees that state or mean that the Guarantees shall not be impaired, adversely affected or released by any of the following: (1) any action taken by any holder of the Notes in bad faith, for the purpose of or with the effect of, impairing any of the Guarantors' rights of subrogation, reimbursement, contribution, indemnity or exoneration against the Company, any other guarantor or collateral for the obligations guaranteed; or (2) a legal determination that the obligations guaranteed are void as a result of illegality.

          To the extent that the obligations of the Company or the Guarantors under the Indenture may be dependent upon such matters, we assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its

Alamosa PCS Holdings, Inc.
January __, 2000
Page 4

     terms; that the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has all requisite organizational and legal power and authority to perform its obligations under the Indenture.

          The opinion and beliefs expressed herein are for the sole benefit of, and may only be relied upon by, you in connection with this transaction. In no manner is our opinion to be relied upon by any other person or persons other than whom it is expressly intended. This opinion letter is rendered as of the date hereof and we assume no obligation to inform you (or any third party) of any changes of law or fact that occur after the date hereof, even though such change may affect this opinion letter.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement.

                                            Very truly yours,




                                            Haynes and Boone, LLP